EXHIBIT 23.1

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Streicher Mobile Fueling, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 7, 1999 (except as to the second paragraph of note 4, which is April 28, 1999), relating to the consolidated balance sheet as of January 31, 1999 and the related consolidated statements of operations, shareholders' equity and cash flows for the year ended January 31, 1999, which report appears in the January 31, 1999 annual report on Form 10-K of Streicher Mobile Fueling, Inc.

KPMG LLP

Fort Lauderdale, Florida,
    July 30, 1999